Exhibit 99.1

Vishay Announces Completion of Separation of Vishay Precision Group

MALVERN, PA – July 7, 2010 – Vishay Intertechnology, Inc. (“Vishay”) (NYSE: VSH) announced today the completion of the spin-off of Vishay Precision Group, Inc. (“VPG”) from Vishay.

Vishay is a pure-play discrete electronic components company and will focus on strengthening its position as a global technology leader in discrete semiconductors and passive components.

VPG is a leading designer, manufacturer and marketer of resistive foil technology products such as resistive sensors, weighing modules, and control systems for a wide variety of applications. VPG will begin trading today on the New York Stock Exchange under the ticker VPG.

Under the terms of the spin-off, which was completed yesterday, July 6, 2010, Vishay common stockholders of record as of 5:00 p.m. on June 25, 2010, the record date for the distribution, received 1 share of VPG common stock for every 14 shares of Vishay common stock they held, and Vishay Class B common stockholders of record as of 5:00 p.m. on June 25, 2010 received 1 share of VPG Class B common stock for every 14 shares of Vishay Class B common stock they held.

“Today is the culmination of many months of hard work necessary to accomplish the launch of VPG and begin a new chapter for Vishay,” said Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay. “We believe that the separation of these companies is a natural evolution, which will enable each company to more effectively execute strategies and allocate resources and that will create value for stockholders of both companies.”

About Vishay Intertechnology

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and “one-stop shop” service have made it a global industry leader. Vishay can be found on the Internet at www.vishay.com.

Certain statements contained in this release are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They include statements regarding the anticipated benefits and effects of the transaction for both Vishay Intertechnology and Vishay Precision Group. These statements are based on current expectations only and are subject to uncertainties and assumptions. Factors that could influence the anticipated benefits and effects of the spin-off include general business, economic and market conditions, circumstances affecting the businesses of Vishay Intertechnology or Vishay Precision Group discussed in the Annual Form 10-K Report of Vishay Intertechnology and in the Form 10 of Vishay Precision Group or changes in Vishay’s strategic plans and programs. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President Corporate Communications
(610) 644-1300

Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman / Sharon Stern
(212) 355-4449